GLOBAL UTILITY FUND, INC.
                             SUBADVISORY AGREEMENT

     Agreement made as of the 4th day of February, 1991 and amended as of the 1st day of February, 1993 among Prudential Mutual Fund Management, Inc., a Delaware corporation (the "Manager"), Wellington Management Company, a Massachusetts general partnership (the "Subadviser") and Global Utility Fund, Inc. (the "Fund"), a Maryland corporation and a diversified open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act").


                               W I T N E S S E T H


     WHEREAS, the Manager has entered into a Management Agreement, dated February 4, 1991 (the "Management Agreement"), with the Fund, pursuant to which Prudential Mutual Fund Management, Inc. will act as Manager of the Fund; and

     WHEREAS, the Manager and the Fund each desire to retain the Subadviser to provide investment advisory services to the Fund in connection with the management of the Fund and the Subadviser is willing to render such investment advisory services;

     NOW, THEREFORE, the parties agree as follows:


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1. (a) Subject to the supervision of the Manager and of the Board of Directors of the Fund, the Subadviser shall manage the investment operations of the Fund and the composition of the Fund's portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following understandings:

          (i) The Subadviser shall provide supervision of the Fund's investments and determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash.

          (ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Articles of Incorporation, By-Laws and Prospectus of the Fund and with the instructions and directions of the Manager and of the Board of Directors of the Fund and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations.


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          (iii) The Subadviser shall determine the securities and futures contracts to be purchased or sold by the Fund and will place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential-Bache Securities Inc.) to carry out the policy with respect to brokerage as set forth in the Fund's Registration Statement and Prospectus or as the Board of Directors may direct from time to time, in conformity with federal securities laws. In providing the Fund with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. It is understood that Prudential-Bache Securities Inc. may be used as principal broker for securities transactions but that no formula has been adopted for allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Fund that the Subadviser have access to supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants who may execute brokerage transactions


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     at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities and futures contracts for the Fund with such brokers or futures commission merchants, subject to review by the Fund's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers or futures commission merchants may be useful to the Subadviser in connection with the Subadviser's services to other clients.

          On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the




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     most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

          (iv) The Subadviser shall maintain all books and records with respect to the Fund's portfolio transactions required by subparagraphs (b) (5),
     (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Fund's Board of Directors such periodic and special reports as the Board of Directors of the Fund may reasonably request.

          (v) The Subadviser shall provide the Fund's Custodian on each business day with information relating to all transactions concerning the Fund's assets and shall provide the Manager with such information upon request of the Manager.

          (vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others.


(b) The Subadviser shall authorize and permit any of its partners, officers and employees who may be elected as directors or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under


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this Agreement may be furnished through the medium of any of such partners, officers or employees.


(c) The Subadviser shall keep the Fund's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser's services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 31a-l under the 1940 Act. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and the Subadviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

2. The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and shall oversee and review the Subadviser's performance of its duties under this Agreement.

3. The Manager has delivered to the Subadviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:



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          (a) Articles of Incorporation of the Fund, as filed with the Secretary of State of Maryland (such Articles of Incorporation, as in effect on the date hereof and as amended from time to time, are herein called the "Articles of Incorporation");

          (b) By-Laws of the Fund (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the "By-Laws");

          (c) Certified resolutions of the Board of Directors of the Fund authorizing the appointment of the Manager and the Subadviser and approving the form of this agreement;

          (d) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-lA (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") relating to the Fund and shares of the Fund's Common Stock and all amendments thereto;

          (e) Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the Commission and all amendments thereto; and

          (f) Prospectus of the Fund (such Prospectus and Statement of Additional Information, as currently in effect and as amended


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     or supplemented from time to time, being herein called the "Prospectus")


4. For the services provided in this Agreement, the Manager will pay to the Subadviser as full compensation therefor a fee at an annual rate of 0.50% of the Fund's average daily net assets for the portion of such assets up to and including $250 million; 0.35% of the Fund's average daily net assets in excess of $250 million up to and including $500 million; 0.30% of the Fund's average daily net assets in excess of $500 million up to and including $1 billion; and 0.25% of the Fund's average daily net assets in excess of $1 billion. This fee will be computed daily and paid to the Subadviser monthly.

5. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.



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6. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other parties. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

7. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's partners, officers or employees who may also be a director, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.




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8. During the term of this Agreement, the Manager agrees to furnish the
Subadviser at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature or other material prepared for distribution to stockholders of the Fund or the public, which refer to the Subadviser or its clients in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. The Manager agrees to use its best efforts to ensure that materials prepared by employees or agents of the Manager or its affiliates which refer to the Subadviser or its clients in any way are consistent with those materials previously approved by the Subadviser as referenced in the preceding sentence. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.


9. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

10. This Agreement shall be governed by the laws of the State of New York.


11. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior



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agreements and understandings relating to the subject matter hereof.

12. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

13. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.






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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                                              PRUDENTIAL MUTUAL FUND
                                              MANAGEMENT, INC.

                                              By /s/ Robert F. Gunia
                                                 ------------------------------
                                                 Robert F. Gunia
                                                 Executive Vice President

                                              WELLINGTON MANAGEMENT COMPANY

                                              By /s/ Duncan M. McFarland
                                                 ------------------------------
                                                 Duncan M. McFarland
                                                 Managing Partner

                                              GLOBAL UTILITY FUND, INC.

                                              By /s/ Edward D. Beach
                                                 ------------------------------
                                                 Edward D. Beach
                                                 President









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